UNITED STATES

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W.W. Grainger, Inc.

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SUPPLEMENT TO PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 30, 2025

Grainger Board Recommends Elimination of Cumulative Voting

As we approach W.W. Grainger Inc.’s (“Grainger,” “we,” “our,” or the “Company”) 2025 Annual Meeting of Shareholders, we ask for your support on all proposals. In particular, we draw your attention to Proposal 4: Approval and Adoption of Amendment to the Restated Articles of Incorporation to Eliminate Cumulative Voting. The Board of Directors (the “Board”) has recommended that shareholders approve an amendment to Grainger’s charter to eliminate cumulative voting in the election of directors. As you evaluate Proposal 4 we ask that you carefully consider the following information in addition to the detail contained in our 2025 Proxy Statement.

Grainger is committed to corporate governance practices that support the best interests of the Company and all of its shareholders. These strong corporate governance practices include the annual election of all directors, majority voting in director elections, proxy access and the ability of shareholders to call special meetings, and other provisions that are aligned with our shareholders’ preferences.

Grainger’s current director election structure includes a majority voting standard and resignation policy; the majority voting standard is the minimum standard permitted by Illinois law, even in contested elections. As a result, Grainger is unable to implement a carve-out plurality voting standard for contested elections. However, Grainger has adopted a director resignation policy providing that any incumbent director who fails to receive the required majority vote is expected to tender their resignation for consideration by the Board Affairs and Nominating Committee. Our director resignation policy is an important safeguard to help ensure that our shareholders’ wishes are appropriately reflected in the composition of our Board — even in the absence of a plurality carve-out for contested elections.

The Board believes that cumulative voting in the election of directors is fundamentally inconsistent with the Company’s majority voting standard because it potentially allows relatively small shareholders to elect directors who are not supported by the holders of a majority of our shares. With cumulative voting, a shareholder or group of shareholders holding a relatively small number of shares would be able to elect one or more directors by concentrating votes, even when a significant majority of shares were voted against the election of such director or directors. Further, we believe that cumulative voting is inconsistent with the “one share, one vote” framework strongly supported by many of our shareholders.

Elimination of cumulative voting, while maintaining majority voting, reinforces the Board’s responsibility and accountability to the views of holders of a majority of our shares. 98% of S&P 500 companies use “straight voting” in director elections. Grainger’s cumulative voting framework is clearly a minority approach, distancing Grainger’s voting practices from the structure overwhelmingly used at other S&P 500 companies as well as Grainger’s peers.

Removal of the cumulative voting provision would not only enhance Grainger’s corporate governance practices but would also serve to align Grainger’s voting framework with the prevailing practice of straight voting used at other large public companies.

We appreciate you considering this additional information, the Board’s recommendation in the proxy statement as well as the following Q&A which is intended to provide additional background on cumulative voting and the Company’s governance structure. We ask that you vote FOR Proposal 4, in support of the Board’s recommendation. Thank you for your investment in W.W. Grainger and for casting your vote at the upcoming meeting.

Questions and Answers on Eliminating Cumulative Voting

Q. What is cumulative voting?

A. Grainger shareholders have the right to “cumulate” their votes in the election of directors. This means that a shareholder has a number of votes in the election equal to the number of shares owned by such shareholder multiplied by the number of directors being elected. Shareholders may cast those votes for the nominees as they choose. For example, a shareholder may cast all votes for one nominee, or may apportion votes among two or more nominees.

We refer to regular, non-cumulative voting, where shareholders can cast one vote per share for each director nominee, as “straight voting” in this document.

Q. What are the effects of cumulative voting?

A. Under cumulative voting, a shareholder can cumulate all of their votes and vote them all “for” one nominee. Accordingly, it is possible that a shareholder or group of shareholders holding a relatively small number of shares would be able to elect one or more directors by cumulating votes.

In other words, cumulative voting amplifies the vote of minority holders at the expense of other shareholders, potentially allowing them to gain board representation in cases where the application of straight voting would not. Essentially, this allows a minority shareholder to maintain a position of power in Grainger that is greater than the shareholder’s economic interest in the company.

Q. Is cumulative voting a common governance practice at other large public companies?

A. No. Less than 2% of S&P 500 companies have cumulative voting in director elections. This means that the vast majority of S&P 500 companies — more than 98% — use straight voting in director elections. All of Grainger’s peer companies (as identified in our 2025 Proxy Statement) use straight voting as well. Grainger’s cumulative voting practice is clearly a minority approach, distancing Grainger’s governance framework from the governance practices recognized at other S&P 500 companies as well as Grainger’s peers.

Our Board believes that the elimination of cumulative voting would not only enhance Grainger’s corporate governance practices, but would also serve to align Grainger’s voting framework with the prevailing practice of straight voting observed at other large public companies.

Q. Why is Grainger seeking to eliminate cumulative voting?

A. The Board has determined that the elimination of cumulative voting is in the best interests of the Company and its shareholders. By eliminating cumulative voting, our shareholders would reduce the risk that a minority shareholder or constituency would be able to override or subvert the will of the holders of a majority of our shares. Directors elected through cumulative voting could be inclined to represent primarily the particular small number of shareholders who elected them and could seek to further their special interests, instead of working for the maximum benefit of all shareholders. Your Board represents all shareholders and believes that each director should represent the interests of all shareholders rather than the interests of a minority shareholder or a special constituency.

Q. What is Grainger’s majority voting standard in director elections?

A. Under Grainger’s majority voting standard, a director nominee will be elected only if that director receives the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. This is in contrast to “plurality” voting, in which the director nominees with the most votes are elected, whether or not a majority of the votes were cast FOR their election. Grainger’s majority voting standard is the minimum standard permitted by Illinois law, even in contested elections. As a result, Grainger is unable to implement a carve-out plurality voting standard for contested elections.

Q. What is Grainger proposing to do?

A. Shareholders are being asked to approve and adopt an amendment to Grainger’s charter to eliminate cumulative voting in the election of directors. If approved by our shareholders, the proposed amendment will become effective and the charter will be deemed to have been amended accordingly upon filing of articles of amendment with the Illinois Secretary of State, which would occur following the 2025 Annual Meeting.

Grainger has not experienced any problems as a result of cumulative voting to date, and Grainger is not seeking to eliminate cumulative voting at this time in response to any specific action by any shareholders. However, our Board believes that proactively taking measures to eliminate cumulative voting is in the best interests of the Company and its shareholders, rather than taking reactionary measures to eliminate cumulative voting in the event of potential future problems.

Q. What are Grainger’s other practices to help ensure that shareholders’ interests are protected and fairly represented?

A. Grainger is committed to good governance and maintains multiple practices to help ensure that shareholder perspectives are equitably represented on the Board, including:

•	11 of our 12 director nominees are independent;

•	An Independent Lead Director, elected annually by and from the independent directors;

•	100% independent Board committees;

•	Annual director elections (the Board is not classified and the directors do not serve staggered terms);

•	Majority voting with a director resignation policy;

•	A well-defined director recruitment process, commitment to Board refreshment and robust director selection process—with six new directors since 2020;

•	Proxy access provisions in our By-laws, allowing shareholders access to the ballot for their director nominees without a veto from the Board Affairs and Nominating Committee;

•	Right for shareholders to call special meetings; and

•	No poison pill or shareholder rights plan.

Accordingly, we strongly encourage you to vote FOR Proposal 4.